Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Digital Realty Trust, Inc.:

and

The Board of Directors of the General Partner
Digital Realty Trust, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333‑220577, 333-207330 and 333-195524) on Form S‑8 of Digital Realty Trust, Inc., (Nos. 333‑220576 and 333‑220887) on Form S‑3 of Digital Realty Trust, Inc., and (No. 333‑220576‑01) on Form S‑3 of Digital Realty Trust, L.P. of our reports dated March 2, 2020, with respect to:

(i)The consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated income statements and statements of comprehensive income, equity, and cash flows for each of the years in the three‑year period ended December 31, 2019, and the related notes and financial statement schedule III, properties and accumulated depreciation;

(ii)The effectiveness of Digital Realty Trust, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2019; and

(iii)The consolidated balance sheets of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated income statements and statements of comprehensive income, capital, and cash flows for each of the years in the three‑year period ended December 31, 2019, and the related notes and financial statement schedule III, properties and accumulated depreciation.

which reports appear in the December 31, 2019 annual report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P.

Our reports with respect to the December 31, 2019 consolidated financial statements of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. refer to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of ASU No. 2016-02 Leases and related accounting standards updates (collectively Topic 842).

/s/ KPMG LLP

San Francisco, California
March 2,  2020